Exhibit 21.1
                           SUBSIDIARIES OF BAB, INC.

BAB Systems, Inc., an Illinois corporation


BAB Operations, Inc., an Illinois corporation


Brewster's Franchise Corporation, an Illinois corporation


My Favorite Muffin Too, Inc., a New Jersey corporation




February 28, 2006


CHICAGO, ILLINOIS


/s/ Altschuler, Melvoin and Glasser LLP